EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PERNIX THERAPEUTICS HOLDINGS, INC.,

PERNIX ACQUISITION CORP. I

and

SOMAXON PHARMACEUTICALS, INC.

Dated as of December 10, 2012

		Page
Section 3.22	Rights Agreement	16

Section 3.23	Vote Required	16

Section 3.24	Brokers	17

Section 3.25	Investigation by Parent; Limitation on Warranties	17

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2012 (this “Agreement”), by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Parent”), Pernix Acquisition Corp. I, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  Hereinafter, Parent, Merger Sub and the Company shall be referred to individually as a “party” or collectively as the “parties.”

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 368 and 354 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
The Merger

Section 1.1 The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Effective Time.  As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; Bylaws.  Unless otherwise jointly determined by Parent and the Company prior to the Effective Time, Merger Sub’s certificate of incorporation (the “Merger Sub Certificate”) and bylaws (the “Merger Sub Bylaws” and, together with the Merger Sub Certificate, the “Merger Sub Governing Documents”) shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

Section 2.1.1 Conversion of Company Common Stock.  Each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2) shall be converted, subject to Section 2.2.5, into a number of shares of common stock, par value $0.01 per share (“Parent Common Stock”), of Parent equal to the Exchange Ratio (the “Merger Consideration”).  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such share shall thereafter represent the right to receive the Merger Consideration therefor.  No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

Section 2.1.2 Cancellation of Certain Company Common Stock.  Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, or in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.3 Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one (1) newly and validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

Section 2.1.4 Change in Common Stock.  If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration and the applicable adjustments to the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2 Exchange of Certificates, Company Options and Company Restricted Stock Units

Section 2.2.1 Exchange Agent.  Prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A., or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), to act as agent for Parent for purposes of, among other things, mailing and receiving forms and letters of transmittal, and distributing cash and certificates for Parent Common Stock to the Company’s stockholders, holders of Company Options and holders of Company Restricted Stock Units.

Section 2.2.2 Exchange Fund and Exchange Procedures.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, Company Options and Company Restricted Stock Units, for exchange in accordance with this ARTICLE II: (A) certificates representing the Merger Consideration issuable pursuant to Section 2.2.1 in exchange for outstanding shares of Company Common Stock, Company Options or Company Restricted Stock Units and (B) from time to time as needed, additional cash in U.S. dollars sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2.5 and any dividends and other distributions pursuant to Section 2.2.3 (such certificates representing the Merger Consideration, together with such additional cash consideration and such dividends or other distributions, being hereinafter referred to as the “Exchange Fund”).  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing outstanding shares of Company Common Stock (the “Certificates”) and each holder of Company Options and Company Restricted Stock Units as of immediately prior to the Effective Time (A) a letter of transmittal (which, with respect to holders of record of Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates, if applicable, in exchange for the Merger Consideration.  At the Effective Time, upon execution and due completion of such letter of transmittal, and, if applicable, surrender of a Certificate for cancellation to the Exchange Agent, and upon surrender of such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate, Company Options or Company Restricted Stock Units shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and, if applicable, the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any Merger Consideration or any other cash or other consideration payable to holders of Certificates, Company Options or Company Restricted Stock Units.  In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2   , each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

Section 2.2.3 Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of the Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

Section 2.2.4 Further Rights in Company Common Stock.  All Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock and dividends or other distributions, in each case, issued or paid in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 2.2.5 Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the exchange of Certificates, Company Options or Company Restricted Stock Units, no dividend or other distributions with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.  In lieu of such fractional share interests, Parent shall pay to each holder of Company Common Stock, Company Options or Company Restricted Stock Units as of immediately prior to the Effective Time an amount in cash equal to (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock, Company Options or Company Restricted Stock Units held immediately prior to the Effective Time by such holder) would otherwise be entitled, multiplied by (B) the Parent 30-Day VWAP.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms hereof.

Section 2.2.6 Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock, Company Options or Company Restricted Stock Units for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock, Company Options or Company Restricted Stock Units who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for payment of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

Section 2.2.7 No Liability.  Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock, Company Options or Company Restricted Stock Units for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.2.8 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such person is entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which such person is entitled pursuant to Section 2.2.3, in each case, without interest thereon.

Section 2.2.9 Withholding.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options or Company Restricted Stock Units such amounts as Parent or the Exchange Agent is required to deduct and withhold under applicable Law. To the extent that such amounts are so withheld by Parent or the Exchange Agent and paid over to the appropriate Governmental Entity by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Options or Company Restricted Stock Units in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.3 Stock Transfer Books.  At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.  On or after the Effective Time, subject to Section 2.1.2, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which such holder is entitled pursuant to Section 2.2.3.

Section 2.4 Stock Options.  Immediately prior to the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Option Plans”), whether or not then exercisable, shall vest and become exercisable.  Each Company Option that is not exercised prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Option or any other person, canceled and converted into the right to receive a number of shares of Parent Common Stock determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time (calculated as if such Company Option was exercised on a net settlement basis), multiplied by (B) the Exchange Ratio.  Such number of shares of Parent Common Stock shall be adjusted for any Taxes required to be withheld in accordance with Section 2.2.9. At or prior to the Effective Time, the Company and the board of directors of the Company (the “Company Board”) shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the provisions of this Section 2.4).

Section 2.5 Warrants.  At the Effective Time, all unexercised and unexpired warrants to purchase Company Common Stock (“Company Warrants”) then outstanding under the several warrant agreements entered into by the Company and the warrant holders party thereto (collectively, the “Warrant Agreements”), whether or not then exercisable, will be assumed by Parent.  Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Warrant Agreement pursuant to which such Company Warrant was granted, except that (A) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Company Warrant will be equal to the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent; (C) any reference in the Company Warrants to the Company shall be deemed a reference to Parent and (D) any references in the Company Warrants to Company Common Stock shall be deemed a reference to Parent Common Stock.  Notwithstanding anything in this Section 2.5 to the contrary, the assumption and conversion of each Company Warrant provided for herein shall be undertaken in such a manner so as not to cause such Company Warrants to constitute a deferral of compensation subject to Section 409A of the Code solely as a result of such assumption and conversion and otherwise in accordance with Section 409A of the Code and the Treasury Regulations thereunder.  Parent and the Company shall, and shall cause such actions to be taken as are necessary or appropriate to accomplish the foregoing assumption and conversion of the Company Warrants in accordance with this Section 2.5 and the Warrant Agreements pursuant to which such Company Warrants were granted.

Section 2.6 Restricted Stock Units.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding restricted stock unit awarded pursuant to any Company Option Plan (the “Company Restricted Stock Units”), will vest and become free of any restrictions and will be canceled in exchange for the right to receive a number of shares of Parent Common Stock determined by multiplying (A) the number of shares of Company Common Stock issuable upon settlement of such Company Restricted Stock Unit, multiplied by (B) the Exchange Ratio.  Such number of shares of Parent Common Stock shall be adjusted for any Taxes required to be withheld in accordance with Section 2.2.9.

ARTICLE III
Representations and Warranties of the Company

Subject to Section 8.13, except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), or as set forth in the Company SEC Filings filed prior to the date of this Agreement (excluding any disclosures set forth in any “forward-looking statements” disclaimer or risk factors or any other statements that are similarly predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has no subsidiaries.  Except as set forth in the Company Disclosure Schedule, the Company does not hold an Equity Interest in any other person.

Section 3.2 Certificate of Incorporation and Bylaws.  The copies of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and Restated Bylaws, as amended (the “Company Bylaws” and, together with the Company Certificate, the “Company Governing Documents”), that are attached as Exhibit A to the Company Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof.

Section 3.3 Capitalization

Section 3.3.1 The authorized capital stock of the Company consists of Thirty Five Million (35,000,000) shares of capital stock, of which Twenty Five Million (25,000,000) shares are designated Company Common Stock and Ten Million (10,000,000) shares are designated preferred stock, par value $0.0001 per share (“Company Preferred Stock”).  As of October 31, 2012, (A) Seven Million One Hundred Ninety One Thousand Three Hundred Forty Three (7,191,343) shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) Twenty Thousand Eight Hundred Eighty (20,880) shares of Company Common Stock were held in the treasury of the Company, (C) Six Hundred Two Thousand Sixty Six (602,066) shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date (D) Nine Hundred Eighty Two Thousand Seven Hundred Fifty Four (982,754) shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants to purchase shares of the Company Common Stock outstanding as of such date and (E) Two Hundred Twenty Three Thousand Seven Hundred Two (223,702) shares of Company Common Stock were issuable (and such number was reserved for issuance) upon vesting of Company Restricted Stock Units outstanding as of such date.  As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

Section 3.3.2 As of October 31, 2012, except for (A) Company Options to purchase not more than Six Hundred Two Thousand Sixty Six (602,066) shares of Company Common Stock, (B) warrants to purchase Nine Hundred Eighty Two Thousand Seven Hundred Fifty Four (982,754) shares of Company Common Stock (C) Company Restricted Stock Units representing the right to receive not more than Two Hundred Twenty Three Thousand Seven Hundred Two (223,702) shares of Company Common Stock and (D) other arrangements and agreements set forth in the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests.  Since October 31, 2012, through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests, or securities (other than Company Options issued in the ordinary course of business) convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 3.3, issuance of shares pursuant to Company Options or Company Restricted Stock Units, or as set forth in the Company Disclosure Schedule.  All shares of Company Common Stock subject to issuance under the Company Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

Section 3.3.3 There are no outstanding contractual obligations of the Company (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company.

Section 3.4 Authority

Section 3.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement and the Merger by the Required Company Stockholders (as defined below), to consummate the Merger and the transactions contemplated by this Agreement (the “Transactions”) to be consummated by the Company.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the Transactions subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Stockholders.  This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.4.2 Assuming the accuracy of the representation and warranty set forth in Section 4.14, the action of the Company Board in approving this Agreement and the Merger is sufficient to render inapplicable to this Agreement and the Merger the restrictions on business combinations contained in Section 203 of the DGCL.

Section 3.5 No Conflict; Required Filings and Consents

Section 3.5.1 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) assuming the Required Company Stockholders adopt this Agreement, conflict with or violate any provision of the Company Governing Documents, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation to which the Company is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) as set forth in the Company Disclosure Schedule, (B) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by the DGCL and (C) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits; Compliance with Law.  Except (A) with respect to regulatory matters (which are addressed exclusively in Section 3.7), benefits and employee practices matters (which are addressed exclusively in Section 3.11), labor matters (which are addressed exclusively in Section 3.12), Intellectual Property matters (which are addressed exclusively in Section 3.17), Tax matters (which are addressed exclusively in Section 3.18) and environmental matters (which are addressed exclusively in Section 3.15) and (B) for matters which would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company is conducting, and since January 1, 2009, has conducted, its business in compliance in all material respects with all Laws applicable to the Company and has not received any written notice of non-compliance with respect to any applicable Laws, (ii) the Company holds all material Permits necessary for the ownership, lease and operation of its properties and assets, and such Permits are in full force and effect, and (iii) from January 1, 2009, through the date of this Agreement, the Company has not received any written communication from any Governmental Entity that alleges that (x) the Company is not in compliance with any material Permit or Law applicable to the Company or (y) any investigation or review by any Governmental Entity is pending with respect to the Company or any of its properties or assets or that any such investigation or review is currently contemplated.

Section 3.7 Regulatory Compliance

Section 3.7.1 The Company Disclosure Schedule sets forth a complete and correct list of all Regulatory Authorizations from the U.S. Food and Drug Administration (the “FDA”) and all other Health Authorities held by the Company relating to the Covered Product and used in the conduct of the Company’s business.  Except for matters which would not, individually or in the aggregate, have a Company Material Adverse Effect, all such Regulatory Authorizations held by the Company are (A) in full force and effect, (B) validly registered and on file with applicable Health Authorities and (C) in compliance with all formal filing and maintenance requirements.  The Company has filed all required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA and all other applicable Health Authorities with respect to the Covered Product.

Section 3.7.2 As of the date of this Agreement, (A) the Covered Product is in compliance in all material respects with all applicable Health Laws, (B) neither the Company nor, to the knowledge of the Company, any partner or other third party which pursuant to a Contract with the Company has a license to manufacture, supply or distribute the Covered Product (a “Company Partner”) has received any written notice pertaining to the Covered Product from any Health Authority alleging any material violation of any Health Law and (C) there are no investigations, suits, claims, actions or proceedings against or affecting the Company relating to or arising under (i) Health Laws, (ii) the Social Security Act of 1935, as amended (the “Social Security Act”) (or the regulations thereunder) or similar Laws or (iii) any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information.

Section 3.7.3 The manufacture of the Covered Product on behalf of the Company is, to the knowledge of the Company, being conducted in material compliance with the applicable requirements of current Good Manufacturing Practices.  In addition, the Company and, to the knowledge of the Company, the Company Partners, are in material compliance with all applicable registration and listing requirements pertaining to the Covered Product, including those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Laws.  To the knowledge of the Company, no Covered Product sold by the Company or held in inventory by the Company has been adulterated or misbranded.

Section 3.7.4 Neither the Company nor, to the knowledge of the Company, any Representative of the Company, has made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Health Authority to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy. Neither the Company nor, to the knowledge of the Company, any Representative of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws.  Neither the Company nor, to the knowledge of the Company, any Representative of the Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar Laws.

Section 3.8 SEC Filings; Financial Statements

Section 3.8.1 The Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2009 (collectively, the “Company SEC Filings”).  Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of such amendment or supplement, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.8.2 Each of the financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings, as amended or supplemented if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect).

Section 3.8.3 Except as and to the extent set forth (A) on the balance sheet of the Company as of December 31, 2011 included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2011, including the notes thereto, or (B) in the Company SEC Filings filed after December 31, 2011, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (1) under this Agreement or incurred in connection with the Transactions, (2) incurred in the ordinary course of business since December 31, 2011, (3) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (4) incurred at the request or with the consent of Parent.

Section 3.9 Disclosure Documents

Section 3.9.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (C) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

Section 3.9.2 None of the information supplied by the Company for use in the Proxy Statement, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (C) the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied by the Company for use in the Registration Statement, at (A) the time the Registration Statement is declared effective, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied by the Company for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 3.9.2 will not apply to statements or omissions included in the Proxy Statement, the Registration Statement or any Other Filings to the extent based upon information supplied to the Company by Parent or Merger Sub for use therein.

Section 3.10 Absence of Material Adverse Effect.  Since January 1, 2012, through the date of this Agreement, except as set forth in the Company Disclosure Schedule, or as specifically contemplated by, or as disclosed in, this Agreement, there has not been any Company Material Adverse Effect.

Section 3.11 Employee Benefit Plans

Section 3.11.1 Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list of all Benefit Plans and Benefit Agreements.

Section 3.11.2 Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code or the Company has received an opinion letter from the IRS with respect to the compliance in form of such Benefit Plan documents with Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust.  Each Benefit Plan has been administered in all material respects in accordance with its terms.  The Company, its Subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions.  To the knowledge of the Company, with respect to each Benefit Plan and Benefit Agreement, the Company has provided to participants all material communications or disclosures required by Law or by the terms of such Benefit Plan or Benefit Agreement.

Section 3.11.3 No Benefit Plan or employee benefit plan maintained by an ERISA Affiliate (A) is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or (B) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law).  Neither the Company nor any other person that, together with the Company, is treated as a single employer under Section 414 of the Code (each a “Commonly Controlled Entity”) has, within the prior six (6) years, sponsored, maintained, contributed to or been required to contribute to any such plan.

Section 3.11.4 Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has any announced plan or commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Company or any of its Subsidiaries or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries, or to create, amend or modify any Benefit Agreement.

Section 3.11.5 To the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company:  (A) all Benefit Plans and Benefit Agreements (including all amendments and attachments thereto); (B) written summaries of any Benefit Plan and any Benefit Agreement not in writing; (C) all related trust documents; (D) all insurance contracts or other funding arrangements; (E) the most recent annual report (Form 5500) filed with the IRS; (F) the most recent determination letter from the IRS, if any; and (G) the most recent summary plan description and any summary of material modification thereto.

Section 3.11.6 There are no investigations, examinations, audits or proceedings by any Governmental Entity with respect to or involving any Benefit Plan or any fiduciary thereof, and to the knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any such investigation, examination, audit or proceeding.  There are no actions, claims, suits or proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under any Benefit Plan or Benefit Agreement (except claims for benefits payable in the normal operation of the Benefit Plan or Benefit Agreement), and, to the knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any such action, claim, suit or proceeding.

Section 3.11.7 With respect to each Benefit Plan, (A) (i) there has not occurred prior to the date hereof any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any of its Subsidiaries or any of their respective employees to any material liability and (ii) following the date hereof, there will not occur any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any of its Subsidiaries or any of their respective employees to any liabilities that, in the case of this clause (A)(ii), would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) neither the Company nor any of its Subsidiaries nor any of their directors, employees or agents has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees to liability for breach of fiduciary duty under ERISA or any other applicable Law.

Section 3.11.8 Section 3.11 of the Company Disclosure Schedule discloses whether each Benefit Plan and each Benefit Agreement that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured.

Section 3.11.9 Except as set forth on Section 3.11 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement or (C) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated.

Section 3.11.10 Except as would not reasonably be expected to give rise to material liability, the Company and each of its Subsidiaries have correctly classified each individual who performs services for the Company or any of its Subsidiaries as a common law employee, an independent contractor, or a leased employee, as applicable, in accordance with the provisions of each Benefit Plan, and in accordance with ERISA, the Code, and other applicable Laws.

Section 3.11.11 Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code was, as of January 1, 2005, in good faith compliance with Section 409A of the Code and the then applicable guidance issued by the IRS thereunder (together, the “409A Authorities”).  Since December 31, 2008, each Nonqualified Deferred Compensation Plan has remained in documentary and operational compliance with the 409A Authorities.  No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

Section 3.11.12 Other than payments or benefits that may be made to the persons listed in Section 3.11 of the Company Disclosure Schedule, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.11.13 With respect to each Benefit Plan that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Effective Time which are not yet due have been made to each such employee pension benefit plan or accrued in accordance with GAAP.  With respect to each Benefit Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), all premiums or other payments for all periods ending on or before the Effective Time have been paid or accrued in accordance with GAAP.

Section 3.12 Labor and Other Employment Matters

Section 3.12.1 The Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company is not party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company, or has applied to represent or is attempting to organize so as to represent such employees.

Section 3.12.2  Except as set forth in the Company Disclosure Schedule, there are no (A) severance or employment agreements with directors, officers or employees of the Company; (B) severance programs or policies of the Company with or relating to its employees; or (C) plans, programs, agreements or other arrangements of the Company with or relating to its directors, officers or employees which contain change in control provisions.

Section 3.13 Material Contracts

Section 3.13.1 Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as set forth in the Company Disclosure Schedule, the Company is not a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the Transactions, or the value of any of the benefits to any party of which will be calculated on the basis of the Transactions, or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures in excess of $500,000, (3) involves annual expenditures in excess of $100,000 and is not cancelable within ninety (90) days, (4) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or which restricts the conduct of any line of business by the Company or any geographic area in which the Company may conduct business, in each case in any material respect, or (5) which would prohibit or materially delay the consummation of the Merger or the Transactions.  Each contract of the type described in this Section 3.13.1 is referred to herein as a “Company Material Contract.”

Section 3.13.2 Each Company Material Contract is valid and binding on the Company and, to the Company’s knowledge, each other party thereto, and in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  Each Company Material Contract is enforceable against the Company, and to the Company’s knowledge, the other parties thereto in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.  The Company has not received notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.14 Litigation.  Except as set forth in the Company Disclosure Schedule or as otherwise disclosed in the Company SEC Filings filed prior to the date of this Agreement, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, against the Company and the Company is not subject to any outstanding judgment, order, writ, injunction, or decree, in each case, which has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.15 Properties

Section 3.15.1 The Company does not own any real property.

Section 3.15.2 The Company Disclosure Schedule sets forth a list of all of the leases and subleases pursuant to which the Company holds a leasehold or a subleasehold estate in real property (the “Company Leases”). The Company has delivered or made available to Parent true, correct and complete copies of the Company Leases, including all amendments, supplements and modifications thereto. With respect to the real property leased to the Company, each Company Lease for such property is valid, legally binding, enforceable and in full force and effect, and the Company is not in breach of or default under any such Company Lease, and no event has occurred that, with notice, lapse of time or both, would constitute a breach or default by the Company, permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the Transactions except, in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate with other such matters, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.16 Environmental Matters.  Except as set forth in the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

Section 3.16.1 The Company is in compliance with applicable Environmental Laws, holds or has applied for all Environmental Permits necessary to conduct its current operations and is in compliance with its Environmental Permits.

Section 3.16.2 The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company is in violation of, or liable under, any Environmental Law.

Section 3.16.3 The Company has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

Section 3.17 Intellectual Property

Section 3.17.1 The Company Disclosure Schedule sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for patents, trademarks, domain names, and copyrights owned by the Company (“Company Owned IP”); and (ii) all in-bound patent licenses, trademark licenses and copyright licenses (including software) which, in each case, is material to the business of the Company as currently conducted (“Company Licensed IP” and to the extent exclusively licensed to the Company, “Company Exclusively Licensed IP”) (notwithstanding anything to the contrary herein, Company Licensed IP shall not include, and therefore the Company Disclosure Schedule need not include, any licenses for click-wrap, shrink-wrap or off-the-shelf software).

Section 3.17.2 No holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority of competent jurisdiction denying the validity of, the Company’s right to register or own the Company Owned IP, or the Company’s right to use or enforce any Company Owned IP that is material to the business of the Company or Company Exclusively Licensed IP that is material to the business of the Company.

Section 3.17.3 To the Company’s knowledge, except as set forth in the Company Disclosure Schedule, no third party is infringing upon or otherwise violating any Company Owned IP or Company Exclusively Licensed IP.

Section 3.17.4 To the Company’s knowledge, except as set forth in the Company Disclosure Schedule, the conduct of the Company’s business in the manner currently conducted does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other Intellectual Property right owned or controlled by a third party.

Section 3.17.5 All material patents and patent applications, trademark registrations and applications included in the Company Owned IP and Company Exclusively Licensed IP (A) are subsisting, in full force and effect, (B) to the knowledge of the Company, are valid and enforceable, (C) have not expired, been canceled or abandoned (except in the ordinary course of business) and (D) have had paid all registration, maintenance and renewal fees necessary to preserve the rights of the Company in and to such Intellectual Property or will be paid prior to being prejudiced by such failure.

Section 3.17.6 The Company has taken actions reasonably necessary to maintain and protect the secrecy, confidentiality and value of trade secrets and other confidential information which is material to the Company.  All present employees and independent contractors of, and consultants to, the Company, and to the Company’s knowledge all past employees and independent contractors of, and consultants to, the Company during the immediately preceding three (3) years who have had access to Company confidential information have entered into agreements pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and, except as set forth in such agreements as are described on the Company Disclosure Schedule, assign to the Company all Intellectual Property material to the business of the Company authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her or its employment or other relationship with the Company without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property.

Section 3.17.7 The Company owns or otherwise has the right or license to use all Intellectual Property reasonably necessary to operate the business of the Company as it is being conducted as of the Effective Time, except where the failure to so own or have the right or license to use would not reasonably be expected to cause a Company Material Adverse Effect.

Section 3.17.8 Except as set forth in the Company Disclosure Schedule, at the Effective Time, the Surviving Corporation shall have the right and license to use the Company Owned IP and the Company Licensed IP, in the same manner and subject to the same limitations and scope as the Company had immediately prior to the Effective Time, except as would not reasonably be expected to cause a Company Material Adverse Effect.

Section 3.17.9 As of the date of this Agreement, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, used by the Company in the conduct of its business are sufficient for the needs of the business of the Company as of the Effective Time.

Section 3.18 Taxes

Section 3.18.1 The Company has timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  All Taxes that are shown as due on such filed Tax Returns have been paid, except for amounts being contested in good faith by appropriate proceedings and for which adequate reserves therefor have been maintained in accordance with GAAP.

Section 3.18.2 There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company and the Company has not received a written notice or announcement of any audits or proceedings.  No requests for waivers of time to assess any Taxes are pending, and the Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 3.18.3 There are no Tax liens upon any property or assets of the Company except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

Section 3.18.4 All Taxes that the Company have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18.5 The Company has not engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

Section 3.18.6 None of the Company, or, to the knowledge of the Company, any of the Company’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.18.7 To the Company’s knowledge, in the past three (3) calendar years, no claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 3.18.8 The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes) under which the Company would be liable after the Effective Time for the Tax liability of any other entity.

Section 3.18.9 The Company has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and the Company has no liability for Taxes of any other person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

Section 3.18.10 The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Effective Time as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Effective Time, including any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Law), (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Effective Time, or (iii) the receipt of any prepaid revenue received on or prior to the Effective Time outside the ordinary course of business.

Section 3.18.11 Within the last two (2) years, the Company has not distributed stock of another person or has had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

Section 3.18.12 The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, but for such disclosure, or that is a transaction that is reportable under Treas. Reg. § 1.6011-4.

Section 3.19 Certain Business Relationships With Affiliates.  Since January 1, 2009 and prior to the date hereof, no event has occurred that would be required to be reported as a Transaction with Related Persons, Promoters and Certain Control Persons pursuant to Item 404 of Regulation S-K promulgated by the SEC that was not so reported.

Section 3.20 Insurance.  The Company Disclosure Schedule sets forth all material policies of liability, property, casualty and other forms of insurance owned or held by the Company, copies of which have previously been made available to Parent.  All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.

Section 3.21 Opinion of Financial Advisors.  The Company Board has received the opinion of Stifel, Nicolaus & Company, Incorporated (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and subject to various qualifications and assumptions, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair from a financial point of view to such holders.

Section 3.22 Rights Agreement. The board of directors of the Company has taken all necessary action, to the reasonable satisfaction of Parent, to render any registration rights inapplicable to the Merger and the Transactions.

Section 3.23 Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Required Company Stockholders”) to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the Transactions.

Section 3.24 Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the Transactions based upon arrangements made by or on behalf of the Company.  The fee payable to the Company Financial Advisor in connection with the Merger or the Transactions is as set forth in the letter agreement previously provided to Parent, entered into by the Company and the Company Financial Advisor as of December 17, 2011 and amended as of February 23, 2012.

Section 3.25 Investigation by Parent; Limitation on Warranties.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company for such purposes.  In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY, ITS ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Subject to Section 8.13, except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), or as set forth in the Parent SEC Filings filed prior to the date of this Agreement (excluding any disclosures set forth in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Articles of Incorporation and Bylaws.  The copies of Parent’s Articles of Incorporation (the “Parent Articles”) and Bylaws (the “Parent Bylaws” and, together with the Parent Articles, the “Parent Governing Documents”) that are attached as Exhibit A to the Parent Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof.  The copies of the Merger Sub Governing Documents that are attached as Exhibit B to the Parent Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof.

Section 4.3 Capitalization.  The authorized capital stock of the Parent consists of 100,000,000 shares of capital stock, of which 90,000,000 are designated Parent Common Stock and 10,000,000 are designated preferred stock, par value $0.01 per share (“Parent Preferred Stock”).  As of October 31, 2012, (A) Twenty-Nine Million, One Hundred Two Thousand, Three Hundred Thirty-Eight (29,102,338) shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) Two Million, Seventy-Two Thousand, Eight Hundred Ten (2,072,810) shares of Parent Common Stock were held in the treasury of Parent or by the Parent Subsidiaries and (C) One Million, Nine Hundred Seventy Three Thousand, One Hundred Fifty-Seven (1,973,157) shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date.  As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding.  As of October 31, 2012, except for (A) Parent Options to purchase not more than One Million, Nine Hundred Seventy Three Thousand, One Hundred Fifty-Seven (1,973,157) shares of Parent Common Stock, and (B) other arrangements and agreements set forth in the Parent Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from Parent, or securities convertible into or exchangeable for such capital stock or other Equity Interests.  Since October 31, 2012 through the date hereof, Parent has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 4.3 or as set forth in the Parent Disclosure Schedule.  All shares of Parent Common Stock subject to issuance upon exercise of the Parent Options, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be in violation of any preemptive rights.

Section 4.4 Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it.  The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action (including approval by Parent as sole stockholder of Merger Sub) and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the Transactions.  This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents

Section 4.5.1 The execution and delivery of this Agreement does not, and the performance of this Agreement by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Parent Articles, the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained and all filings and notifications described in Section 4.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other entity that is a subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) except as set forth in the Parent Disclosure Schedule, require any consent or approval under, result in any breach of, or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such consents, approvals, conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5.2 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange and filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Regulatory Compliance.  Except for matters which would not, individually or in the aggregate, have a Parent Material Adverse Effect, (A) Parent has obtained and retained all Regulatory Authorizations required from the FDA and all other Health Authorities relating to the Covered Products and material to the conduct of the Parent’s business, and (B) Parent has not violated any applicable Health Laws.

Section 4.7 SEC Filings; Financial Statements

Section 4.7.1 Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after March 9, 2010 (collectively, the “Parent SEC Filings”).  Each Parent SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of such amendment or supplement, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings, as amended or supplemented if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).

Section 4.7.3 Except as and to the extent set forth (A) on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 31, 2011 included in Parent’s annual report filed on Form 10-K for the year ended December 31, 2011, including the notes thereto, or (B) in the Parent SEC Filings filed after December 31, 2011, none of Parent or any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (1) under this Agreement or incurred in connection with the Transactions, (2) incurred in the ordinary course of business since December 31, 2011 that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (3) incurred at the request or with the consent of the Company.

Section 4.8 Disclosure Documents

Section 4.8.1 The Registration Statement and any Other Filings, and any amendments or supplements thereto, that Parent is responsible for filing at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement or such Other Filings (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (C) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

Section 4.8.2 None of the information supplied by Parent or Merger Sub for use in the Registration Statement, at (A) the time the Registration Statement is declared effective, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied by Parent or Merger Sub for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.8.2 will not apply to statements or omissions included in the Registration Statement or any Other Filings based upon information supplied to Parent or Merger Sub by the Company for use therein.

Section 4.9 Absence of Material Adverse Effect.  Since January 1, 2012, through the date of this Agreement, except as set forth in the Parent Disclosure Schedule or as specifically contemplated by, or as disclosed in, this Agreement, there has not been any Parent Material Adverse Effect.

Section 4.10 Litigation.  Except as set forth in the Parent Disclosure Schedule or as otherwise disclosed in the Parent SEC Filings filed prior to the date of this Agreement, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding, in each case, which has had or would individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.11 Ownership of Merger Sub; No Prior Activities

Section 4.11.1 Merger Sub was formed solely for the purpose of engaging in the Transactions.

Section 4.11.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent.  There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise.  There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.11.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.12 Intellectual Property

Section 4.12.1 No holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority of competent jurisdiction denying the validity of, Parent’s right to register or own the Parent Owned IP, or Parent’s right to use or enforce any Parent Owned IP that is material to the business of the Parent or, to the Parent’s knowledge, any Parent Exclusively Licensed IP that is material to the business of the Parent.

Section 4.12.2 To Parent’s knowledge, except as set forth in the Parent Disclosure Schedule, no third party is infringing upon or otherwise violating any material Parent Owned IP, except as would not reasonably be expected to cause a Parent Material Adverse Effect.

Section 4.12.3 To Parent’s knowledge, except as set forth in the Parent Disclosure Schedule, the conduct of the Parent’s business in the manner currently conducted does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other Intellectual Property right owned or controlled by a third party.

Section 4.12.4 To the knowledge of Parent, all patents and patent applications, trademark registrations and applications included in the Parent Owned IP and which are material to the business of Parent are valid and enforceable.

Section 4.13 Tax Matters.  Subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

Section 4.13.1 Parent and each Parent Subsidiary has timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct.  All Taxes that are shown as due on such filed Tax Returns have been paid, except for amounts being contested in good faith by appropriate proceedings and for which adequate reserves therefor have been maintained in accordance with GAAP.

Section 4.13.2 There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary has received a written notice or announcement of any audits or proceedings.  No requests for waivers of time to assess any Taxes are pending, and neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 4.13.3 There are no Tax liens upon any property or assets of Parent or any Parent Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

Section 4.13.4 All Taxes that Parent and each Parent Subsidiary have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Entity.

Section 4.13.5 Neither Parent nor any Parent Subsidiary has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

Section 4.13.6 Neither Parent nor any Parent Subsidiary or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13.7 To the Parent’s knowledge, in the past three (3) calendar years, no claim has ever been made by any taxing authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

Section 4.13.8 Neither Parent nor any Parent Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes) under which Parent or any Parent Subsidiary would be liable after the Effective Time for the Tax liability of an entity that is not Parent or a Parent Subsidiary.

Section 4.13.9 Neither Parent nor any Parent Subsidiary has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which Parent is the common parent, and neither Parent nor any Parent Subsidiary has any liability for Taxes of any person (other than Parent or a Parent Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

Section 4.13.10 Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Effective Time as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Effective Time, including any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Law), (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Effective Time, or (iii) the receipt of any prepaid revenue received on or prior to the Effective Time.

Section 4.13.11 Within the last two (2) years, neither Parent nor any Parent Subsidiary has distributed stock of another person or has had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

Section 4.13.12 Parent and Parent Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, but for such disclosure, or that is a transaction that is reportable under Treas. Reg. § 1.6011-4.

Section 4.14 Company Stock.  Each of Parent and Merger Sub is not, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  Each of Parent and Merger Sub does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

ARTICLE V
Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in the Company Disclosure Schedule, as specifically permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of NASDAQ, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will (A) conduct its operations in the ordinary and usual course of business substantially consistent with past practice and (B) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill, including maintaining channel and warehouse inventory at levels consistent with past practices and consistent with the Company’s business plans.  Between the date of this Agreement and the Effective Time, the Company will periodically provide Parent updates regarding any material developments regarding the Company or its operations. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as specifically permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of NASDAQ, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

Section 5.1.1 amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

Section 5.1.2 (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company, other than the issuance of (w) Company Common Stock upon the exercise of Company Options or vesting of Company Restricted Stock Units outstanding on the date hereof or granted in the ordinary course of business, (x) Company Common Stock upon the exercise of Company Warrants outstanding on the date hereof, (y) Company Restricted Stock Units pursuant to the Company’s director compensation policy as in effect as of the date hereof, or Company Common Stock upon the exercise of such Company Restricted Stock Units, or (z) Company Restricted Stock Units pursuant to employment agreements entered into by the Company as in effect as of the date hereof, or Company Common Stock upon the exercise of such Company Restricted Stock Units, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company, except pursuant to existing contracts or written commitments or the sale or purchase of goods or other property or assets in the ordinary course of business;

Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4 other than exercise of Company Options or warrants to purchase Company Common Stock or net settlement of Company Restricted Stock Units, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.1.5 acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets of any other person, other than acquisitions of assets in the ordinary course of business;

Section 5.1.6 incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $200,000;

Section 5.1.7 except as may be required by applicable Law or any Company Benefit Plan, contractual commitments or corporate policies in existence on the date of this Agreement as set forth in the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; or (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law;

Section 5.1.8 terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract;

Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

Section 5.1.10 make any material tax election or settle or compromise any material liability for Taxes;

Section 5.1.11 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

Section 5.1.12 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.1.13 take, or agree to take, any action that would be reasonably likely to delay the effectiveness of the Registration Statement, including, without limitation, any business combination that would result in a requirement to include financial statements for the acquired entity or assets in the Registration Statement;

Section 5.1.14 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party; or

Section 5.1.15 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Conduct of Business by Parent Pending the Closing.  Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in the Parent Disclosure Schedule, as specifically permitted by any other provision of this Agreement, or as required by applicable Law or the regulations or requirements of the Exchange, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will, and will cause each Parent Subsidiary to, use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill.  Without limiting the foregoing, and as an extension thereof, except as set forth in the Parent Disclosure Schedule, as specifically permitted by any other provision of this Agreement, or as required by applicable Law or the regulations or requirements of the Exchange, Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

Section 5.2.1 amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents, other than pursuant to any investment or business combination transaction that would not otherwise violate Section 5.2.6;

Section 5.2.2 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), with respect to any of its capital stock (other than dividends paid by a wholly-owned Parent Subsidiary to Parent or any other wholly-owned Parent Subsidiary);

Section 5.2.3 issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of Parent or any Parent Subsidiary, other than the issuance of (w) Parent Common Stock upon the exercise of Parent Options outstanding on the date hereof or granted in the ordinary course of business, (x) upon the exercise of warrants to purchase Parent Common Stock which are outstanding on the date hereof, (y) Parent Common Stock pursuant to that certain Securities Purchase Agreement entered into by and among Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”), the holders of all of the outstanding capital stock of Cypress, Parent, and for the limited purposes set forth therein, Stanton Keith Pritchard, or (z) pursuant to any investment or business combination transaction that would not otherwise violate Section 5.2.6;

Section 5.2.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.2.5 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.2.6 take, or agree to take, any action that would be reasonably likely to delay the effectiveness of the Registration Statement, including, without limitation, any business combination that would result in a requirement to include financial statements for the acquired entity or assets in the Registration Statement; or

Section 5.2.7 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3 Cooperation.  The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.4 Registration Statement; Proxy Statement

Section 5.4.1 As promptly as practicable after the execution of this Agreement, and in any event within thirty (30) calendar days of the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger.  In addition, each of the Company and Parent shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC.  Each of the Company and Parent will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Registration Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable.  Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger.  Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Registration Statement and any Other Filings.  As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders.  Unless the Company Board has effected a Company Change in Recommendation in accordance with Section 5.7    hereof, the Proxy Statement shall include the recommendation of the Company Board that adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s stockholders (the “Company Recommendation”).

Section 5.4.2 Except in connection with any Company Change in Recommendation in accordance with Section 5.7 hereof and other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.10 of this Agreement, no amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filings, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.  The Company and Parent each will advise the other promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.4.3 Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, the Registration Statement or any Other Filing.  The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company, or any of its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Registration Statement or any Other Filing.

Section 5.5 Company Stockholders’ Meeting.  The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the adoption of this Agreement and approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.  The Company Stockholders’ Meeting shall be held notwithstanding the receipt of an Acquisition Proposal or the determination by the Company Board that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal unless this Agreement is terminated before such meeting is held.

Section 5.6 Access to Information; Confidentiality

Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party or as would violate the attorney-client privilege, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or the Parent Representatives may reasonably request.

Section 5.6.2 With respect to the information disclosed pursuant to Section 5.6.1, Parent and Merger Sub shall comply with, and shall cause their Parent Representatives to comply with, all of Parent’s obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

Section 5.7 Acquisition Proposals

Section 5.7.1 From and after the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7.1 or the Effective Time, the Company agrees that it shall not, and shall not authorize or permit any Company Representative to, directly or indirectly, take any action to (A) solicit, initiate or knowingly facilitate or take any action intended to, or which would be reasonably expected to, facilitate any Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) except as expressly permitted by this Agreement, withdraw or modify the Company Recommendation in a manner adverse to Parent, (D) other than the Transactions, approve or recommend any Acquisition Proposal, (E) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement with a party to whom the Company is permitted to provide information in accordance with Section 5.7.2), or (F) resolve or agree to do any of the foregoing actions (any action or failure to act set forth in the foregoing clauses (C), (D), or (F) (to the extent related to the foregoing clauses (C) or (D)), a “Company Change in Recommendation”).  The Company shall immediately cease and cause to be terminated all existing negotiations and discussions pending as of the date hereof with respect to any Acquisition Proposal.

Section 5.7.2 Notwithstanding the provisions of Section 5.7.1 or any other provision of this Agreement, at any time prior to the Company Stockholder Approval, if the Company has received an unsolicited Acquisition Proposal from any person which did not arise from or in connection with a breach of this Section 5.7, (A) the Company and its Representatives may contact such person to clarify the terms and conditions of such proposal, and (B) if the Company Board determines, in good faith (1) after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal, and (2) after consultation with outside legal counsel that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and its Representatives may furnish non-public information to, and engage in discussions and negotiations with, the person making such Acquisition Proposal and its Representatives; provided that (x) prior to furnishing such non-public information to, or engaging in such discussions or negotiations with, such person or its Representatives, the Company shall first enter into a confidentiality agreement with such person that contains confidentiality undertakings no less favorable to the Company than those contained in the Confidentiality Agreement but that shall not contain any “standstill” period or prohibit the disclosure of the terms of such Acquisition Proposal to Parent or otherwise prohibit the Company from complying with this Section 5.7, and (y) the Company will promptly (and in any event within forty-eight (48) hours) provide to Merger Sub any non-public information concerning the Company provided to such person or its Representatives that was not previously provided to Parent. The Company shall promptly (and in any event within forty-eight (48) hours) notify Merger Sub if the Company or any Company Representative receives an Acquisition Proposal.  The written notice shall include the identity of the person making the Acquisition Proposal and a copy of such Acquisition Proposal (or, if not in writing, a description of the material terms and conditions of such Acquisition Proposal).  The Company shall keep Parent reasonably informed on a substantially current basis (and in any event no later than forty-eight (48) hours after the occurrence of any material developments) of material developments with respect to any Acquisition Proposal (including the material terms and conditions thereof and of any material modifications thereto).  Without limiting the foregoing, the Company shall promptly (and in any event within forty-eight (48) hours) notify Merger Sub if it determines to begin providing such non-public information or engaging in any such discussions or negotiations with respect to an Acquisition Proposal pursuant hereto.

Section 5.7.3 Notwithstanding the provisions of Section 5.7.1 or any other provision of this Agreement, at any time prior to the time of the Company Stockholder Approval, if the Company receives an unsolicited Acquisition Proposal, which did not arise from or in connection with a breach of this Section 5.7, that the Company Board determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal (after giving effect to any adjustments to the terms of this Agreement which may be offered by Parent), the Company Board may effect a Company Change in Recommendation with respect to such Superior Proposal or terminate this Agreement pursuant to Section 7.1.7 and enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company Board may not effect a Company Change in Recommendation or terminate this Agreement pursuant to Section 7.1.7 unless: (A) the Company shall have provided prior written notice (a “Change Notice”) to Parent, at least three (3) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which Change Notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the person making such Superior Proposal), and shall have contemporaneously provided a copy of any proposed definitive agreement(s) with respect to such Superior Proposal and (B) during the Notice Period the Company shall have negotiated in good faith with Parent to amend this Agreement or to enter into another transaction with Parent such that the offer that was determined to constitute a Superior Offer no longer constitutes a Superior Offer.  In the event of any material revisions to the terms of such Acquisition Proposal after the start of the Notice Period, the Company shall be required to deliver a new written Change Notice to Parent and to comply with the requirements of this Section 5.7.3 with respect to such new written Change Notice, and the Notice Period shall be deemed to have re-commenced on the date of such new Change Notice, except that the Notice Period shall be reduced to two (2) Business Days.

Section 5.7.4 Notwithstanding the provisions of Section 5.7.1 or any other provision of this Agreement, in circumstances other than as provided in Section 5.7.3, at any time prior to the time of the Company Stockholder Approval, the Company Board may effect a Company Change in Recommendation if the Company Board determines in good faith, after consultation with outside counsel (who shall have consulted in good faith with Parent’s outside counsel), that as a result of facts or circumstances arising after the date of this Agreement, failure to do so would be inconsistent with the Company Board’s fiduciary obligations under applicable Law.

Section 5.7.5 Nothing contained in this Section 5.7 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or from making disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with outside counsel, that such disclosure is required under applicable Law, or from making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) and the Exchange Act (or any similar communication to stockholders).

Section 5.8 Appropriate Action; Consents; Filings

Section 5.8.1 Each of the Company and Parent shall use reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Merger and the Transactions as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of Parent’s Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the Transactions, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of Parent’s Subsidiaries under any Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the Transactions (including, without limitation, under the Exchange Act, and any other applicable federal or state securities Laws), and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within [ten (10) Business Days] after the date hereof, (D) comply at the earliest practicable date with any request under any applicable Laws for additional information, documents or other materials received by Parent or the Company or any of Parent’s Subsidiaries from any Governmental Entity in connection with such applications or filings or the Merger and the Transactions and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (1) any filing under any applicable Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity.  Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or the Transactions.  Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing.  If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting.  The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

Section 5.8.2 The Company and Parent shall give (or Parent shall cause Parent’s Subsidiaries to give) any notices to third parties, and use, and Parent shall cause Parent’s Subsidiaries to use, commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the Transactions, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers; provided, further, that in no event shall either party be required to pay prior to the Effective Time any fee, penalty or other consideration to any person to obtain any such consent, approval or waiver.  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, Parent’s Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.8.3 From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the Transactions or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company.

Section 5.8.4 Each of the Company and Parent shall, and shall cause their respective controlled affiliates to, use their reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or the Transactions.  In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Transactions as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the Transactions.  In furtherance and not in limitation of the foregoing, Parent shall cooperate in good faith with all Governmental Entities and undertake promptly any and all actions required to lawfully complete the Transactions; provided that notwithstanding the foregoing, neither Company nor Parent shall be required to take any action which (x) is reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of either Parent (or any of its subsidiaries), the Company or the Surviving Corporation, taken individually or in the aggregate, or (y) is not conditioned on the consummation of the Merger.

Section 5.8.5 Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.  Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 5.8.6 Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub.  Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 5.9 Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the Transactions not to be satisfied or (B) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the Transactions not to be satisfied; provided, further, that any party may elect at any time to notify the other party of any development causing a breach of such party’s representations and warranties in ARTICLE III and ARTICLE IV.  Unless a non-breaching party has the right to terminate this Agreement pursuant to ARTICLE VII by reason of such development and exercises that right within the period of ten (10) Business Days after receipt of such notice, the written notice pursuant to this Section 5.9 shall be deemed to have amended the Company Disclosure Schedule or the Parent Disclosure, as applicable, to have qualified the representations and warranties contained in ARTICLE III and ARTICLE IV, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

Section 5.10 Public Announcements.  Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press release or other public statements with respect to the Transactions, including the Merger.  Except in connection with a Company Change in Recommendation in accordance with Section 5.7 hereof, Parent and the Company shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or any listing agreement; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.

Section 5.11 Stock Exchange Listing.  Parent shall promptly prepare and submit to the Exchange, and any other applicable exchange, a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its best efforts to cause such shares to be approved for listing on such Exchange, subject to official notice of issuance, prior to the Effective Time.

Section 5.12 Indemnification of Directors and Officers

Section 5.12.1 From and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers (in each case, when acting in such capacity) of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Governing Documents and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions.  Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

Section 5.12.2 The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons then are currently set forth in the Company Governing Documents.  Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

Section 5.12.3 For six (6) years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policy and is from an insurance carrier with the same or better credit rating as the Company’s existing insurance carrier or, if substantially equivalent insurance coverage is unavailable, the best available coverage.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if the Company obtained, at or prior to the Effective Time, prepaid (or “tail”) D&O Insurance covering each current officer and director, including, without limitation, in connection with the approval of this Agreement and the Transactions, on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement.  If tail D&O Insurance has been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such tail D&O Insurance in full force and effect for six (6) years after the Effective Time, and continue to honor the obligations thereunder.  The obligations under this Section 5.12.3 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.12.3 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12.3 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.12.3).

Section 5.12.4 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

Section 5.13 Certain Tax Matters

Section 5.13.1 The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g).  Each party shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and each party shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its  affiliates to, take any actions that would prevent the Merger from so qualifying.

Section 5.13.2 The parties shall cooperate and use their reasonable best efforts in order for the Company and Parent to obtain the tax opinions of each of Jackson Walker L.L.P. and Latham & Watkins LLP (A) to be attached as exhibits to the Proxy Statement and/or Registration Statement (the “SEC Tax Opinions”) to satisfy the requirements of Item 601 of Regulation S-K under the Securities Act and (B) referenced in Section 6.1.5 and Section 6.1.6 hereof (the “Closing Tax Opinions”).  Parent, the Company and Merger Sub shall execute and deliver to Jackson Walker L.L.P. and Latham & Watkins LLP, (i) prior to the filing of the Proxy Statement and Registration Statement, tax representation letters in the form set forth on Exhibit B (the “Registration Statement Tax Representation Letters”), dated as of the date of the SEC Tax Opinions; and (ii) prior to the Effective Time, tax representation letters in the form set forth on Exhibit C (the “Closing Tax Representation Letters,” and together with the Registration Statement Tax Representation Letters, the “Tax Representation Letters”) dated as of the date of the Closing Tax Opinions.  In rendering both the SEC Tax Opinions and the Closing Tax Opinions, each of Jackson Walker L.L.P. and Latham & Watkins LLP shall be entitled to rely on customary assumptions, representations, warranties and covenants reasonably satisfactory to such counsel, including those set forth in the Tax Representation Letters. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the Tax Representation Letters.

Section 5.13.3 Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each party will report the Merger as a reorganization within the meaning of Section 368(a) of the Code for all Tax purposes, including attaching the statement described in Treasury Regulation Section 1.368-3(a) on or with its return for the taxable year of the Merger.

Section 5.14 Employee Benefit Matters

Section 5.14.1 Continuing Obligations.  The Company acknowledges that, at Parent’s discretion, some or all employees of the Company may be terminated immediately after the Effective Time. From and after the Effective Time and during the applicable period provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all Benefit Plans and Benefit Agreements in existence on the date hereof,  in order for such terminated Employees to be able to elect coverage thereunder as provided in Section 5.14.2 below. In addition, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to,  honor any severance obligations to any Company employee pursuant to such Benefit Plans and Benefit Agreements.  Parent acknowledges that the consummation of the Merger will constitute a “Change of Control” as defined in such Benefit Plans and Benefit Agreements.

Section 5.14.2 COBRA.  Upon the Closing, Parent (directly or through its designated affiliate(s)) shall provide coverage under COBRA to those Company employees and former employees who are “M&A Qualified Beneficiaries” (as defined in the regulations issued pursuant to COBRA) and who elect continuation coverage under COBRA at such employees’ or former employees’ expense.  Parent hereby agrees that all of the Company employees whose employment will be terminated effective immediately prior to or at the Effective Time will be M&A Qualified Beneficiaries to whom Parent (or its designated affiliate(s)) is required to offer COBRA coverage in accordance with the COBRA rules.

ARTICLE VI
Closing Conditions

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 6.1.1 Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

Section 6.1.2 Stockholder Approval.  This Agreement shall have been adopted by the Required Company Stockholders.

Section 6.1.3 No Order.  No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.3 shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 or Section 5.8 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

Section 6.1.4 Listing.  The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on the Exchange, subject to official notice of issuance.

Section 6.1.5 Parent Closing Tax Opinion.  Parent shall have received the opinion of Jackson Walker L.L.P., dated the date of the Effective Time, to the effect that the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.  The condition set forth in this Section 6.1.5 shall not be waivable after receipt of the approval by the Required Company Stockholders unless further stockholder approval is obtained with appropriate disclosure.

Section 6.1.6 Company Closing Tax Opinion.  The Company shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.  The condition set forth in this Section 6.1.6 shall not be waivable after receipt of the approval by the Required Company Stockholders unless further stockholder approval is obtained with appropriate disclosure.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

Section 6.2.1 Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date or only with respect to a specific period of time need only be true and correct as of such date or with respect to such period); provided, however, that the condition in this Section 6.2.1 shall be deemed to be satisfied so long as any failure of such representations and warranties (disregarding for these purposes any exception in such representations relating to “materiality,” or “Company Material Adverse Effect”) to be true and correct has not, individually or in the aggregate, had a Company Material Adverse Effect.  Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.2 Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;  provided, however, that in the event of any failure to perform or comply with Section 5.1, the condition in this Section 6.2.2 shall be deemed to be satisfied so long as the failure to perform or comply with Section 5.1 has not, individually or in the aggregate, had a Company Material Adverse Effect.  Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.3 Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 6.2.4 Non-Compete Agreements.  The Company shall have entered into a Non-Compete Agreement with each of the Non-Compete Parties no later than the date the Company obtains Company Stockholder Approval.

Section 6.3 Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

Section 6.3.1 Representations and Warranties.  Each of the representations and warranties of Parent contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date or only with respect to a specific period of time need only be true and correct as of such date or with respect to such period); provided, however, that the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties (disregarding for these purposes any exception in such representations relating to “materiality,” or “Parent Material Adverse Effect”) to be true and correct has not, individually or in the aggregate, had a Parent Material Adverse Effect.  The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.2 Agreements and Covenants.  Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;  provided, however, that in the event of any failure to perform or comply with Section 5.2, the condition in this Section 6.3.2 shall be deemed to be satisfied so long as the failure to perform or comply with Section 5.2 has not, individually or in the aggregate, had a Parent Material Adverse Effect.  The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

ARTICLE VII
Termination, Amendment and Waiver

Section 7.1 Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors.

Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to the sixth-month anniversary of the date of this Agreement (the “Outside Date”); provided further that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date.

Section 7.1.3 By either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action.

Section 7.1.4 By either the Company or Parent if the adoption of this Agreement by the Required Company Stockholders shall not have been obtained at the Company Stockholders’ Meeting (or at any adjournment thereof), by reason of the failure to obtain the required vote.

Section 7.1.5 By Parent if (A) the Company Board shall have effected a Company Change in Recommendation, or (B) the Company Board shall have recommended to the Company’s stockholders that they approve an Acquisition Proposal other than the Merger.

Section 7.1.6 By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; provided that Parent is not then in breach of this Agreement such that any of the conditions set forth in Section 6.3.1 or Section 6.3.2 would not be satisfied.

Section 7.1.7 By the Company, if prior to the time of the Company Stockholder Approval, the Company Board determines to accept a Superior Proposal (with such termination becoming effective upon the Company entering into a binding written agreement with respect to such Superior Proposal).

Section 7.1.8 By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied; provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 6.2.1 or Section 6.2.2 would not be satisfied.

Section 7.2 Effect of Termination

Section 7.2.1 Limitation on Liability.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or Parent’s Subsidiaries, officers or directors except (A) with respect to Section 5.6, Section 5.10, this Section 7.2 and ARTICLE VIII and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (it being understood that any such liability or damages for which the Company may become liable shall be calculated net of the amount of the Termination Fee, if previously paid by the Company).

Section 7.2.2 Termination Fee.

 In the event that this Agreement is terminated by the Company pursuant to Section 7.1.7, then the Company shall pay Parent, prior to or concurrently with such termination, a termination fee of One Million Dollars ($1,000,000) (the “Termination Fee”).

 In the event that this Agreement is terminated by Parent pursuant to Section 7.1.5, then the Company shall pay Parent the Termination Fee within three (3) Business Days of such termination.

 In the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1.2, (B) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to the right to terminate pursuant to such section and not withdrawn prior to the date of such termination and (C) within nine (9) months of such termination the Company enters into a definitive agreement for, or consummates, any Acquisition Proposal, then the Company shall pay Parent, immediately prior to the consummation of such Acquisition Proposal, an amount equal to the Termination Fee.

 In the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1.4 due to the failure to obtain the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting (or at any adjournment thereof), (B) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to the right to terminate pursuant to such section and not withdrawn prior to the date of such termination and (C) within nine (9) months of such termination the Company enters into a definitive agreement for, or consummates, any Acquisition Proposal, then the Company shall pay Parent, immediately prior to the consummation of such Acquisition Proposal, an amount equal to the Termination Fee.

 In the event that (A) this Agreement is terminated by Parent pursuant to Section 7.1.6, (B) an Acquisition Proposal had been publicly announced prior to the occurrence of the breach giving rise to the right to terminate pursuant to such section and not withdrawn prior to the date of such termination and (C) within nine (9) months of such termination the Company enters into a definitive agreement for, or consummates an Acquisition Proposal, then the Company shall pay Parent, immediately prior to the consummation of such Acquisition Proposal, an amount equal to the Termination Fee.

 In the event that this Agreement is terminated by the Company pursuant to Section 7.1.8, then Parent shall pay the Company an amount equal to the sum of the Company Expenses incurred after November 12, 2012, up to an aggregate amount of Three Hundred Thousand Dollars ($300,000).

For purposes of this Section 7.2.2, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the phrase “20% or more” in such definition shall be deemed to be changed to “50% or more”.

Section 7.2.3 All Payments.  All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, including but not limited to such waiver pursuant to the terms of Section 5.9 hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
General Provisions

Section 8.1 Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Fees and Expenses.  Subject to Section 7.2 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and Registration Statement.

Section 8.3 Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Pernix Therapeutics Holdings, Inc.
10003 Woodloch Forest Drive, Suite 950
The Woodlands, TX 77380
Tel: 843.654.7456
Fax:
Attention: Paul Aubert

with a mandated copy to:

Jackson Walker L.L.P.
1401 McKinney, Suite 1900
Houston, TX 77010
Tel: 713.752.4346.
Fax: 713.752.4221
Attention: Jeffrey Harder

If to the Company, addressed to it at:

Somaxon Pharmaceuticals, Inc.
440 Stevens Avenue, Suite 200
San Diego,  CA  92075
Tel:  858. 876.6500
Fax:  858.509.1761
Attention:  Matthew Onaitis, Esq.

with a mandated copy to:

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego,  CA  92130-2071
Tel:  858.523.5400
Fax:  858.523.5450
Attention:  Cheston J. Larson, Esq.

Section 8.4 Certain Definitions.  For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving 20% or more of the voting power of the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 20% or more of the assets of the Company, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of the Company, or (D) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Aggregate Share Consideration” means the number of shares of Parent Common Stock equal to the quotient of (A) Twenty Five Million Dollars ($25,000,000) divided by (B) the Parent 30-Day VWAP; provided, however, that if the Aggregate Share Consideration would otherwise be lower than the Minimum Aggregate Share Consideration, the Aggregate Share Consideration shall be equal to the Minimum Aggregate Share Consideration and if the Aggregate Share Consideration would otherwise be greater than the Maximum Aggregate Share Consideration, the Aggregate Share Consideration shall be equal to the Maximum Aggregate Share Consideration.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Agreement” means (i) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (ii) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement.

“Benefit Plan” means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other Commonly Controlled Entity, in each case, providing benefits to any Participant, but not including any Benefit Agreement.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Company Expenses” shall mean all reasonable and actual out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its affiliates but excluding expenses for in-house employees) incurred by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing and mailing of the Proxy Statement, solicitation of stockholder approvals and all other matters related to the Transactions.

“Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, financial condition, or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (A) any adverse change, event or effect to the extent attributable to the announcement or pendency of the Merger or the Transactions (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships); (B) any adverse change, event or effect attributable to conditions affecting the pharmaceutical industry in general (or any segment thereof in which the Company has material operations or sales), the U.S. economy or financial markets or any of the foreign economies in any locations where the Company has material operations or sales (so long as the Company is not disproportionally affected thereby); (C) any adverse change, event or effect arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented; (D) changes in Laws, including the rules, regulations and administrative policies of any Health Authority, or any interpretation thereof after the date hereof (so long as the Company is not disproportionally affected thereby); (E) changes in GAAP or regulatory accounting principles after the date hereof (so long as the Company is not disproportionally affected thereby); (F) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of national emergency or war (so long as the Company is not disproportionally affected thereby); (G) any failure, in and of itself, by the Company to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period ending (or for which revenues, earnings or other financial results are released) on or after the date hereof; (H) any change in the trading price or trading volume of Company Common Stock; (I) the entry into the market of products competitive with the Covered Product; (J) the pendency of, but not any adverse decision on the merits with respect to the case as a whole or a settlement entered into without the prior written approval of Parent with respect to, (i) the Company’s pending litigation against Actavis Elizabeth LLC and Actavis Inc., alleging that such parties have infringed U.S. Patent Nos. 6,211,229 and 7,915,307 or (ii) the litigation pending against the Company alleging that the Company infringed upon patents held by Classen Immunotherapies, Inc.; (K) returns of the Covered Product between the date of this Agreement and the Effective Time resulting from the expiration of its shelf-life, in an amount of less than or equal to Three Million Dollars ($3,000,000) or (L) the identity of Parent or Merger Sub as the acquiror of the Company.   For the avoidance of doubt, in the event that there are returns of the Covered Product between the date of this Agreement and the Effective Time resulting from the expiration its shelf-life, in an in excess of Three Million Dollars ($3,000,000), that shall constitute a Company Material Adverse Effect.

“contracts” means any written agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, or other binding executory commitments to which any person is a party or to which any of the assets of a person are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Covered Product(s)” means, with respect to the Company, SILENOR®, and, with respect to Parent, taken as a whole, all of CEDAX®, BROVEX®, ALDEX®, PEDIATEX® and REZYST IM™.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b) or (c) of the Code.

“Exchange” means the New York Stock Exchange.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient obtained by dividing (A) the Aggregate Share Consideration, by (B) Total Outstanding Shares.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Good Clinical Practices” means, with respect to the Company, statutory and regulatory requirements for clinical trials, including all applicable requirements relating to protection of human subjects, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56 and 312), as amended from time to time.

“Good Laboratory Practices” means, with respect to the Company, requirements for conduct of non-clinical studies set forth in 21 C.F.R. Part 58 and like requirements of other Governmental Entities in any other countries in which such studies are conducted by or for the Company, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” means, with respect to the Company, the then current standards for the manufacture, processing, packaging, testing, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time.

“Governmental Entity” means any domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Health Authorities” means the Governmental Entities which administer Health Laws including the FDA.

“Health Laws” means any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, including Laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the U.S. Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the Public Health Service Act, as amended, in each case including the associated rules and regulations promulgated thereunder and their foreign equivalents.

“Intellectual Property” means all patents, copyrightable and copyrighted works (whether or not registered), trade secrets, trademarks and service marks (whether or not registered), domain names, trade names, trade secrets, trade dress, and documentation related thereto, foreign or domestic, and any registrations or applications for registration of any of the foregoing.

“Investigational New Drug Application or “IND” means an application submitted pursuant to FDCA 505(i) and described in 21 C.F.R. §312.23, and amendments and supplements thereto.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to the knowledge of Parent or Merger Sub when the matter in question was actually known to the individuals listed on Section 8.4(a) of the Parent Disclosure Schedule and “knowledge” will be deemed to be present with respect to the Company when the matter in question was actually known to the individuals listed on Section 8.4(b) of the Company Disclosure Schedule.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Maximum Aggregate Share Consideration” means Four Million One Hundred Sixty Six Thousand Six Hundred Sixty Seven (4,166,667) shares of Parent Common Stock.

“Minimum Aggregate Share Consideration” means Two Million Seven Hundred Seventy Seven Thousand Seven Hundred Seventy Eight (2,777,778) shares of Parent Common Stock.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“New Drug Application” or “NDA” means an application submitted pursuant to FDCA Section 505(b) and described in 21 C.F.R §310.50, and amendments and supplements thereto.

“Non-Compete Agreement” means the Non-Compete Agreement in the form attached hereto as Exhibit C.

“Non-Compete Parties” means Richard W. Pascoe and Brian T. Dorsey.

“Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement and the Registration Statement.

“Parent 30-Day VWAP” means the volume-weighted average price for a share of Parent Common Stock on the principal United States securities exchange on which such security is traded (which is currently the New York Stock Exchange) during the thirty (30) trading day period ending at 4:00 p.m. (New York time) (or such other time as such exchange publicly announces is the official close of trading) on the day immediately prior to the Effective Time as reported by Bloomberg Financial Markets and ignoring any block trade (which for purposes of this definition means any transfer of more than 100,000 shares of Parent Common Stock (subject to adjustment to reflect stock dividends, stock splits, stock combinations or other similar transactions after the date of this Agreement) of Parent Common Stock pursuant to an individual transaction).

“Parent Exclusively Licensed IP” means all Parent Licensed IP, to the extent exclusively licensed to Parent.

“Parent Licensed IP” means all in-bound patent licenses, trademark licenses and copyright licenses (including software) which, in each case, is material to the business of Parent as currently conducted; provided, however that Parent Licensed IP shall not include any licenses for click-wrap, shrink-wrap or off-the-shelf software.

“Parent Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, materially adverse to the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:  (A) any adverse change, event or effect to the extent attributable to the announcement or pendency of the Merger or the Transactions (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships; (B) any adverse change, event or effect attributable to conditions affecting the pharmaceutical industry in general (or any segment thereof in which Parent or any Parent Subsidiary has material operations or sales), the U.S. economy or financial markets or any of the foreign economies in any locations where the Parent or any Parent Subsidiary has material operations or sales (so long as Parent is not disproportionally affected thereby); (C) any adverse change, event or effect arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act to which the Company has consented; (D) changes in Laws after the date hereof, including the rules, regulations and administrative policies of any Health Authority, or any interpretation thereof after the date hereof (so long as Parent is not disproportionally affected thereby); (E) changes in GAAP or regulatory accounting principles after the date hereof (so long as Parent is not disproportionally affected thereby); (F) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of national emergency or war (so long as Parent is not disproportionally affected thereby); (G) any failure, in and of itself, by the Parent to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period ending (or for which revenues, earnings or other financial results are released) on or after the date hereof; (H) any change in the trading price or trading volume of Parent Common Stock; (I) the entry into the market of products competitive with the Covered Products; or (J) the identity of the Company as the company being acquired by Parent or Merger Sub.

“Parent Owned IP” means all United States, state and foreign registrations of and applications for patents, trademarks, domain names, and copyrights owned by Parent.

“Participant” means any current or former director, officer or employee of the Company or any of its Subsidiaries.

“Permit” means any permit, license, franchise, registration, qualification, right, variance, certificate, or certification of any Governmental Entity, other than Regulatory Authorizations.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Regulatory Authorization” means any approvals, clearances, authorizations, registrations, certifications and licenses granted by any Health Authority, including of any INDs and NDAs.

“Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person and its subsidiaries, if applicable.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means an Acquisition Proposal (except that the phrase “20% or more” in the definition of Acquisition Proposal shall be replaced with the phrase “50% or more” for purposes of this definition) made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), (A) would if consummated result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Transactions, (B) for which financing, to the extent required, is committed or appears reasonably likely to be obtained, and (C)  is reasonably likely of being consummated on the terms proposed.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof, required to be filed with a Governmental Entity that has responsibility for assessment or collection of Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Total Outstanding Shares” means the sum of (A) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (B) the aggregate number of shares of Company Common Stock issuable upon the exercise or conversion in full of all Company Options (calculated as if the Company Options were exercised on a net settlement basis), Company Warrants (calculated as if the Company Warrants were exercised on a net settlement basis) and Company Restricted Stock Units outstanding immediately prior to the Effective Time (including upon vesting of Company Restricted Stock Units), in each case whether or not currently exercisable, convertible or vested; provided, however, that “Total Outstanding Shares” shall not include any shares of Company Common Stock otherwise issuable upon the exercise of Company Options, Company Warrants or Company Restricted Stock Units that are unvested as of immediately prior to the Effective Time but canceled as of the Effective Time.

“Treasury Regulation(s)” means the temporary and final Treasury Regulations promulgated under the Code.

Section 8.5 Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“409A Authorities”	Section 3.11.11
“Agreement”	Preamble
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2.2
“Change Notice”	Section 5.7.3
“Closing Tax Opinions”	Section 5.13.2
“Closing Tax Representation Letters”	Section 5.13.2
“COBRA”	Section 5.14.1
“Code”	Recitals
“Commonly Controlled Entity”	Section 3.11.3
“Company”	Preamble
“Company Board”	Section 2.4
“Company Bylaws”	Section 3.2
“Company Certificate”	Section 3.2
“Company Change in Recommendation”	Section 5.7.1
“Company Common Stock”	Section 2.1.1
“Company Disclosure Schedule”	ARTICLE III
“Company Exclusively Licensed IP”	Section 3.17.1
“Company Financial Advisor”	Section 3.21
“Company Governing Documents”	Section 3.2
“Company Leases”	Section 3.15.2
“Company Licensed IP”	Section 3.17.1
“Company Material Contract”	Section 3.13.1
“Company Option Plans”	Section 2.4
“Company Options”	Section 2.4
“Company Owned IP”	Section 3.17.1
“Company Partner”	Section 3.7.2
“Company Preferred Stock”	Section 3.3.1
“Company Recommendation”	Section 5.4.1
“Company Representatives”	Section 5.6.1
“Company Restricted Stock Units”	Section 2.6
“Company SEC Filings”	Section 3.8.1
“Company Stockholder Approval”	Section 3.23
“Company Stockholders’ Meeting”	Section 5.5
“Company Warrants”	Section 2.5
“Confidentiality Agreement”	Section 5.6.2
“Covered Persons”	Section 5.12.1
“D&O Insurance”	Section 5.12.3
“DGCL”	Recitals
“Effective Time”	Section 1.2
“Exchange Agent”	Section 2.2.1
“Exchange Fund”	Section 2.2.2
“Exchange Ratio”	Section 8.4
“Merger”	Recitals
“Merger Consideration”	Section 2.1.1
“Merger Sub”	Preamble
“Merger Sub Bylaws”	Section 1.4
“Merger Sub Certificate”	Section 1.4
“Merger Sub Governing Documents”	Section 1.4
“Nonqualified Deferred Compensation Plan”	Section 3.11.11
“Notice Period”	Section 5.7.3
“Outside Date”	Section 7.1.2
“Parent”	Preamble
“Parent Articles ”	Section 4.2
“Parent Bylaws”	Section 4.2

“Parent Common Stock”	Section 2.1.1
“Parent Disclosure Schedule”	ARTICLE IV
“Parent Exclusively Licensed IP”	Section 8.4
“Parent Governing Documents”	Section 4.2
“Parent Options”	Section 4.3
“Parent Preferred Stock”	Section 4.3
“Parent Representatives”	Section 5.6.1
“Parent SEC Filings”	Section 4.7.1
“Parent Subsidiary”	Section 4.5.1
“party” or “parties”	Preamble
“Proxy Statement”	Section 5.4.1
“Registration Statement”	Section 5.4.1
“Registration Statement Tax Representation Letters”	Section 5.13.2
“Required Company Stockholders”	Section 3.23
“SEC Tax Opinions”	Section 5.13.2
“Social Security Act”	Section 3.7.2
“Surviving Corporation”	Section 1.1
“Tax Representation Letters”	Section 5.13.2
“Termination Fee”	Section 7.1.7
“Transactions”	Section 3.4.1
“Warrant Agreements”	Section 2.5

Section 8.6 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.8 Assignment.  This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

Section 8.9 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 2.4, Section 2.5, Section 2.6 and Section 5.12, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Interpretation.  The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

For purposes of this Agreement:  (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$” or “dollars” shall be deemed references to United States dollars and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

Section 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles.

Section 8.11.2 Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.11.3.

Section 8.12 Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION PURSUANT TO ARTICLE VII, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.  EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

Section 8.13 Disclosure.  The representations and warranties contained in ARTICLE III and ARTICLE IV are qualified by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule (each a “Disclosure Schedule” and collectively, “Disclosure Schedules”), respectively.  A matter set forth in one section of a Disclosure Schedule need not be set forth in any other section of such Disclosure Schedule so long as its relevance to the latter section of such Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in such Disclosure Schedule to the person to which such disclosure is being made.  Each of Parent, Merger Sub and Company acknowledge that (i) the Disclosure Schedules may include items or information that are not required to be disclosed under this Agreement, (ii) disclosure of such items or information shall not affect directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations under this Agreement and (iii) inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the disclosing party.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in a party’s Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material.  Each of Parent, Merger Sub and the Company further acknowledges that headings have been inserted on sections of the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedules.

Section 8.14 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.15 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PERNIX THERAPEUTICS
HOLDINGS, INC.

By:  /s/ Cooper Collins
Name: Cooper Collins
Its: President and Chief Executive Officer

PERNIX ACQUISITION CORP. I

By:  /s/ Cooper Collins
Name: Cooper Collins
Its: President

SOMAXON PHARMACEUTICALS,
INC.

By:  /s/ Richard W. Pascoe
Name: Richard W. Pascoe
Its: President and Chief Executive Officer

Exhibit A

Registration Statement Tax Representation Letters
(see attached)

Exhibit B

Closing Tax Representation Letters
(see attached)

Exhibit C

Form of Non-Compete Agreement
(see attached)